Exhibit 4.24

EXECUTION VERSION

PAYMENT TRIGGERS AGREEMENT relating to the NATWEST PENSION RESERVOIR TRUST
5 May 2023
NATIONAL WESTMINSTER BANK PLC and NATWEST PENSION TRUSTEE LIMITED and NATWEST RT HOLDINGS LIMITED

Allen & Overy LLP

THIS AGREEMENT is made by way of deed 5 May 2023

BETWEEN:

(1)	NATIONAL WESTMINSTER BANK PLC (registered number 929027) whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA (the Bank);
(2)	NATWEST RT HOLDINGS LIMITED (registered number 14651696) whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA (SubCo); and
(3)	NATWEST PENSION TRUSTEE LIMITED (registered number 2726164) whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA (NWPTL).

WHEREAS:

(A)

The retirement benefits scheme known as the NatWest Group Pension Fund is governed by a definitive trust deed and rules dated 13 April 2021 (as amended from time to time). NWPTL is entering into this Payment Triggers Agreement (the Payment Triggers Agreement) in its capacity as the trustee of the Main Section of the Group Fund among others. The Bank is the principal employer of the Group Fund.

(B)

Under a Framework Agreement dated 28 September 2018 between the Bank and NWPTL (among others) (the Framework Agreement) the Bank agreed to pay to the Main Section a proportion of any amounts to be distributed to the NatWest Group plc shareholders (ordinary or special dividends or share buy-backs) subject to agreed caps (a Distribution Linked Contribution).

(C)

The Bank and NWPTL anticipated that one or more Distribution Linked Contributions of approximately up to GBP 471,100,000 would have become payable to the Main Section in 2023 under the Framework Agreement. The Bank and NWPTL have amended the Framework Agreement such that the Distribution Linked Contribution (or any other Distribution Linked Contributions payable in the future which fall under the terms of the Framework Agreement) may instead be payable to the trustee of the NatWest Pension Reservoir Trust to be established on or around the date of this Payment Triggers Agreement to be held in accordance with the trust deed of the NatWest Pension Reservoir Trust and this Payment Triggers Agreement.

(D)

The Bank and NWPTL also entered into a Framework Agreement dated 6 February 2023 (the 2023 FA) under which, amongst other matters, (i) the Bank and NWPTL agreed that, subject to certain conditions being met, an amount or amounts equal to the Distribution Linked Contribution would be paid to the NatWest Pension Reservoir Trust instead of to the Main Section, within the timescale set out in the 2023 FA; and (ii) the Bank agreed that it would pay or procure payment of such amount or amounts to the NatWest Pension Reservoir Trust.

(E)

As soon as reasonably practicable after appointment of the RT Trustee (as defined in Clause 1.1) and execution of the trust deed of the NatWest Pension Reservoir Trust, SubCo will pay a nominal cash sum of GBP 100 to the RT Trustee to establish the NatWest Pension Reservoir Trust. SubCo, in satisfaction of the Bank’s obligation to pay or procure payments under the 2023 FA (as described in Recital (D) above) will subsequently make one or more further payments to the NatWest Pension Reservoir Trust equal to the Distribution Linked Contribution. The Bank acknowledges that in the event that SubCo fails to do so within the timescales specified in the 2023 FA, NWPTL will be able to enforce its rights against the Bank under the Framework Agreement and the 2023 FA.

(F)

The Bank and SubCo are entering into this Payment Triggers Agreement with NWPTL under which the parties have agreed, amongst other matters, that the respective absolute beneficial interests of SubCo and NWPTL from time to time in the NatWest Pension Reservoir Trust and payments out of it will be contractually determined.

(G)	SubCo will, on or around the date of this Payment Triggers Agreement, enter into a charge over its assets in favour of NWPTL.
(H)	It is the intention of the parties that this Payment Triggers Agreement be executed as a deed.
(I)

NWPTL, by its entry into the Trust Deed, this Payment Triggers Agreement and other associated documents, confirms its agreement that the Distribution Linked Contribution will be paid by SubCo (in discharge of the Bank’s obligations to procure payment of the Distribution Linked Contribution) into the NatWest Pension Reservoir Trust.

THIS DEED WITNESSES as follows:

1.	INTERPRETATION
1.1	In this Payment Triggers Agreement:

1995 Act means the Pensions Act 1995;

2023 FA means the framework agreement entered into between the Bank and NWPTL on 6 February 2023;

Adjusted S75 Amount has the meaning given in Clause 7.5;

Agreed Person has the meaning set out in Clause 6.12(b);

Annual Accounts means the audited accounts for the Main Section as required under Section 41 of the Pensions Act 1995 and as included in an annual report in respect of the Group Fund prepared in accordance with the Occupational and Personal Pension Schemes (Disclosure of Information) Regulations 2013;

APeCs has the meaning set out in the Rules;

Appointee has the meaning given in the Trust Deed;

Beneficiaries means:

(a)SubCo; and

(b)NWPTL,

and Beneficiary means any one of the Beneficiaries;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London for normal business;

BuyinA means the asset value of all Buy-in Contracts held by NWPTL in respect of the Main Section (if any), which will be valued in a manner consistent with the value placed on BuyinL, but including any Discretionary Increase Liabilities;

BuyinL means the value of the liabilities of the Main Section using (as appropriate and unless NWPTL, after consulting with the Bank, instructs otherwise) roll-forward estimates from the most recently completed actuarial valuation of the Group Fund under Part 3 of the Pensions Act 2004 covered by all Buy-in Contracts held by NWPTL in respect of the Main Section (if any) as valued by the Scheme Actuary on the SSL Basis, but excluding for this purpose any value for expenses calculated in accordance with the Expense Reserve in relation to those liabilities and excluding Discretionary Increase Liabilities;

Buy-in Buffer means the buy-in buffer used to calculate the Payment Triggers which shall be 5% of BuyinL unless otherwise agreed by the Bank and NWPTL (and subject to Clause 10);

Buy-in Contract means an insurance policy purchased by NWPTL which provides for amounts in respect of certain specified defined benefit liabilities of the Main Section to be payable to NWPTL by an insurance company;

Direct Contribution has the meaning given in Clause 2.1;

Discretionary Increase Liabilities means liabilities arising from discretionary increases to pensions in payment under Clause 7.7 of the trust deed which forms part of the Rules which (i) were granted, or are assumed to be granted, on or after the date of establishment of the NatWest Pension Reservoir Trust and (ii) to which the Bank has not agreed;

Dispute has the meaning set out in Clause 9.2;

Expense Reserve means the sum of the following elements:

(a)

3% of SSL up to GBP 50,000,000, 2% of SSL between GBP 50,000,000 and GBP 100,000,000, and 1% of SSL in excess of GBP 100,000,000, where SSL for this purpose excludes any value for expenses calculated in accordance with the Expense Reserve; plus

(b)	GBP 1,000 in respect of each Non-Pensioner Member; plus
(c)	in respect of each Main Section Pensioner and each Main Section Ex-Spouse Pensioner:
(i)	GBP 900 where the Member is under age 60;
(ii)	GBP 800 where the Member is age 60 to 69;
(iii)	GBP 600 where the Member is age 70 to 79; and
(iv)	GBP 500 where the Member is age 80 or older,

or such other amount as agreed by the Bank and NWPTL from time to time;

Ex-Spouse Pensioner has the meaning set out in the Rules;

Final SubCo Obligation has the meaning given in Clause 7.9;

Final Test Date means 31 December 2035 or such other date as NWPTL and the Bank may agree;

FSAL means either:

(a)

if at the relevant Test Date or Final Test Date no future service contributions are payable under the Schedule of Contributions, the actuarial value of future service accrual in the Main Section at the relevant Test Date or Final Test Date calculated by the Scheme Actuary on the SSL Basis, excluding any Discretionary Increase Liabilities, in the context of the membership of the Main Section; or

(b)	if at the relevant Test Date or Final Test Date, future service contributions are payable under the Schedule of Contributions, nil;

Further RT Winding Up Instruction has the meaning given in Clause 7.8(b);

Gross Up Amount has the meaning set out in the Trust Deed;

Group Fund means the NatWest Group Pension Fund;

Indemnified Person means (i) the RT Trustee; (ii) the directors, officers and employees of the RT Trustee (where the RT Trustee is a corporate trustee); (iii) a former RT Trustee; and (iv) an Appointee;

Investment Principles has the meaning set out in Clause 11.1;

Main Section means the Main Section (as defined in the Rules) of the Group Fund;

Material Adverse Tax Event means a situation where the Bank demonstrates to the satisfaction of NWPTL (for which purpose NWPTL must act reasonably) that the Bank is not entitled to claim a deduction in respect of a payment from the NatWest Pension Reservoir Trust to the Main Section in computing its United Kingdom taxation liabilities (or the value of such deduction would be materially reduced);

Maximum Amount means at any time GBP 471,100,000 less:

(a)

any amounts in respect of prior Tax Liabilities which the RT Trustee has at the relevant time paid out of the Trust Property under Clause 12(b) of the Trust Deed and in respect of which, at the relevant time, (i) SubCo has not made a payment to the NatWest Pension Reservoir Trust under Clause 14 and (ii) the Bank has not made a payment to the Main Section under Clause 14;

(b)

any amounts which at the relevant time have been paid from Trust Property to the RT Trustee or an Appointee under previous claims under Clause 12(b) of the Trust Deed (excluding amounts in respect of (i) Tax Liabilities and (ii) reasonably incurred costs, fees and expenses) and in respect of which SubCo has not made a payment to the NatWest Pension Reservoir Trust under Clause 15;

(c)	any amounts which prior to the relevant time SubCo has paid to the NatWest Pension Reservoir Trust under Clause 14 or Clause 15; and
(d)	any amounts which prior to the relevant time the Bank has paid to the Main Section under Clause 14.

However, in the event that SubCo makes any payments to the NatWest Pension Reservoir Trust in excess of GBP 471,100,000 (excluding the GBP 100 referred to in Recital (E) and any payments required under Clause 14 or Clause 15), the GBP 471,100,000 shall be increased by the amount of such payments or by such other amount as NWPTL and SubCo agree. SubCo will notify the RT Trustee of any increase in that amount;

Member has the meaning set out in the Rules;

NatWest Pension Reservoir Trust means the trust to be established by a trust deed between SubCo and NWPTL (as beneficiaries), the Bank and a trustee to be appointed as RT Trustee by the Bank, SubCo and NWPTL;

Non-Pensioner Member means a Member of the Main Section who is not a Pensioner or an Ex-Spouse Pensioner;

NWPTL Allocation has the meaning given in Clause 6.12(h);

NWPTL Final Payment means an amount equal to the lower of:

(a)

the minimum amount which must be paid from the RTA to the Main Section such that the NWPTL Final Trigger would no longer be satisfied as at the Final Test Date had that amount been held in the Main Section on that date; and

(b)	the RTA at the relevant Payment Date;

NWPTL Final Trigger has the meaning set out in Clause 6.3;

NWPTL Payment means an amount equal to the lower of:

(a)

the minimum amount which must be paid from the RTA to the Main Section such that the NWPTL Trigger would no longer be satisfied as at the relevant Test Date had that amount been held in the Main Section on that date; and

(b)	the RTA at the relevant Payment Date;

NWPTL Share means a beneficial interest in such amount of the Trust Property from time to time as may be determined by this Payment Triggers Agreement;

NWPTL Trigger has the meaning set out in Clause 3.1;

OMA means the Operation and Management Agreement to be entered into by the parties on or around the date of this Payment Triggers Agreement;

Payment Date means the date on which the amount of any payment is finally determined in accordance with Clause 5.6 or Clause 6.10, as appropriate;

Payment Triggers means each of the NWPTL Trigger, SubCo Trigger, NWPTL Final Trigger and SubCo Final Trigger;

Pensioner has the meaning set out in the Rules;

Relevant Event has the meaning given in Section 75 of the 1995 Act;

ResA means the value of the assets held by NWPTL under the Main Section as stated in the Annual Accounts as at the relevant Test Date less the value stated in the Annual Accounts of any Buy-in Contract but including contributions made in the circumstances described in Clause 12.2 which are paid to the Main Section between the relevant Test Date and the date NWPTL notifies the Bank and SubCo of the outcome of the calculation for the purposes of the relevant Payment Trigger;

ResL means the value of the accrued liabilities under the Main Section using (as appropriate and unless NWPTL, after consulting with the Bank, instructs otherwise) roll-forward estimates from the most recently completed actuarial valuation of the Group Fund under Part 3 of the Pensions Act 2004 calculated by the Scheme Actuary on the SSL Basis, excluding any liabilities valued in the calculation of BuyinL and any Discretionary Increase Liabilities;

ResTPL means the value of the accrued liabilities under the Main Section using (as appropriate and unless NWPTL, after consulting with the Bank, instructs otherwise) roll-forward estimates from the most recently completed actuarial valuation of the Group Fund under Part 3 of the Pensions Act 2004 calculated by the Scheme Actuary on a technical provisions basis (as defined under the Statement of Funding Principles), excluding any liabilities valued in the calculation of BuyinL and any Discretionary Increase Liabilities;

Retained Amount has the meaning given in Clause 7.8(a);

RPI means the index of retail prices published by the Office of National Statistics, or any other suitable cost of living index selected by NWPTL subject to the Bank’s consent (not to be unreasonably withheld);

RT Trustee means the trustee of the NatWest Pension Reservoir Trust from time to time;

RT Winding Up Instruction has the meaning given in Clause 7.8(a);

RTA means the value of the assets in the NatWest Pension Reservoir Trust as at the relevant Test Date, Final Test Date, or Payment Date (as appropriate) adjusted, in such a manner as NWPTL, acting reasonably, determines is fair and reasonable after consulting with the Bank and SubCo, to take account of any Tax Liability for which the RT Trustee is liable (or is expected to become liable) or which has otherwise reduced (or is expected to reduce) the value of the Trust Property as referred to in Clauses 14.1 to 14.3. When determining whether such adjustment is fair and reasonable NWPTL will seek to remove the impact of the Tax Liability on the calculation of the RTA taking into account any payment that the Bank or SubCo has made (or is, or is expected to be, required to make) to the RT Trustee or to the Main Section in accordance with Clauses 14.1 to 14.3 (and this will include, for the avoidance of doubt and where applicable, disregarding (i) a Tax Liability in respect of which the Bank or SubCo has made (or is, or is expected to be, required to make) a payment to the RT Trustee or the Main Section pursuant to those Clauses, and (ii) any amount paid by the Bank or SubCo pursuant to those Clauses where the corresponding Tax Liability has not yet been paid or discharged by the RT Trustee). If the amount of the Tax Liability is not known (or is otherwise not agreed by the RT Trustee, NWPTL and SubCo) the RT Trustee’s reasonable estimate (after consulting NWPTL and SubCo) of such amount shall be used for the purposes of determining the adjustment. For the avoidance of doubt, the determination of any adjustment by NWPTL under this definition is subject to the dispute resolution making arrangements set out in Clause 9.2. In the event of a dispute as to whether there is a Tax Liability of the kind mentioned in Clauses 14.1 to 14.3 or a dispute as to the amount of any such Tax Liability, the dispute resolution making arrangements set out in Clause 9.5 shall apply.

Rules means the definitive trust deed and rules dated 13 April 2021 as amended from time to time or such replacement trust deed and rules which govern the Main Section from time to time;

S75 Basis means the basis advised by the Scheme Actuary for the purposes of calculating the Section 75 Debt;

S75 Liabilities means the liabilities of the Main Section valued by the Scheme Actuary on the S75 Basis;

Schedule of Contributions means the schedule of contributions in place in respect of the Main Section in force from time to time in accordance with Part 3 of the Pensions Act 2004;

Scheme Actuary means the individual appointed by NWPTL from time to time as actuary for the Group Fund for the purposes of Section 47 of the Pensions Act 1995;

Section 75 Debt means a debt arising under Section 75 of the 1995 Act which is due from the Bank to the Main Section;

SSL means the value of the accrued liabilities of the Main Section calculated on the SSL Basis but excluding Discretionary Increase Liabilities;

SSL Basis means the actuarial calculation basis for the Main Section’s technical provisions as defined under the Statement of Funding Principles but using a discount rate of the better (higher) of spot gilt and swap yields at each yearly tenor plus a 0% spread and using an RPI inflation assumption of the better (lower) of spot gilt RPI breakeven and swap RPI at each yearly tenor and incorporating a value for expenses calculated in accordance with the Expense Reserve or such other actuarial calculation basis as the Bank and NWPTL may agree from time to time to be the SSL Basis for the purposes of this Payment Triggers Agreement;

Statement of Funding Principles means the statement of funding principles in respect of the Main Section in force at the time of the relevant calculation under this Payment Triggers Agreement in accordance with Part 3 of the Pensions Act 2004;

SubCo Final Payment means an amount equal to the lower of:

(a)	the minimum amount by which the RTA must be reduced such that the SubCo Final Trigger would no longer be satisfied as at the Final Test Date had the payment been made on that date; and
(b)	the RTA at the relevant Payment Date;

SubCo Final Trigger has the meaning set out in Clause 6.4;

SubCo Payment means an amount equal to the lower of:

(a)	the minimum amount by which the RTA must be reduced such that the SubCo Trigger would no longer be satisfied as at the relevant Test Date had the payment been made on that date; and
(b)	the RTA at the relevant Payment Date;

SubCo Share means a beneficial interest in 100% of the Trust Property less the NWPTL Share from time to time as determined by this Payment Triggers Agreement;

SubCo Trigger has the meaning set out in Clause 3.2;

Tax means all taxes, duties, levies, charges, imposts, withholdings, social security contributions, deductions or amounts in the nature of taxation (including all withholdings or deductions in respect of any of the foregoing and any charges under Chapter 5 of Part 4 of the Finance Act 2004) whenever and by whatever authority imposed and whether of the United Kingdom or elsewhere, together with all related interest, fines, penalties and surcharges;

Tax Deduction means a deduction or withholding for or on account of Tax;

Tax Liability means a liability or increase in a liability to make an actual payment of or in respect of Tax and the amount of the Tax Liability shall be the amount of the actual payment (or, in the case of an increased liability to make an actual payment, the amount of such increase);

Test Date means the last day of each scheme year (which lasts from 1 January to 31 December) or such other date as is stated to be a Test Date under the terms of this Payment Triggers Agreement;

Top Up Amount means such amount as, when added to any after Tax payment to NWPTL or the NatWest Pension Reservoir Trust, would result in the total received by NWPTL or the NatWest Pension Reservoir Trust (as appropriate) being equal to the amount it would have received if no Tax Deduction had been required;

TP Liabilities means the value of the liabilities of the Main Section calculated on a technical provisions basis (as defined under the Statement of Funding Principles) but excluding Discretionary Increase Liabilities;

Trust Deed means the trust deed establishing the NatWest Pension Reservoir Trust (as amended from time to time); and

Trust Property means the assets held from time to time by the RT Trustee as trustee of the NatWest Pension Reservoir Trust, including the amount of any Distribution Linked Contributions paid to the RT Trustee together with the GBP 100 nominal cash sum paid by SubCo to establish the NatWest Pension Reservoir Trust and such other amounts as SubCo and NWPTL may agree shall be paid to the RT Trustee, including the income and gains arising on such assets, less any deductions or payments from those assets permitted by the terms of the NatWest Pension Reservoir Trust.

1.2	In this Payment Triggers Agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:
(a)	that enactment as amended, extended or applied by or under any other enactment (before, on or after execution of this Payment Triggers Agreement);
(b)	any enactment which that enactment re-enacts (with or without modification); and
(c)

any subordinate legislation made (before, on or after execution of this Payment Triggers Agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in Clause 1.2(a) above, or under any enactment which it re-enacts as described in Clause 1.2(b) above.

2.	BENEFICIAL INTEREST IN THE NATWEST PENSION RESERVOIR TRUST
2.1

If a NWPTL Payment or NWPTL Final Payment is calculated by NWPTL as having arisen under Clause 5 or Clause 6 and the amount of that payment is either finally determined under Clause 5.6 or Clause 6.10 or determined under Clause 9, the Bank may elect to make a payment to the Main Section (a Direct Contribution) of an amount equal to or less than the NWPTL Payment or NWPTL Final Payment in which case the Bank will give notice in writing to NWPTL and SubCo of its election.

2.2

Where the Bank pays any Direct Contribution pursuant to Clause 2.1, SubCo and NWPTL hereby agree to issue an instruction to the RT Trustee in the form attached at Appendix 1 (or such other form as the Bank and NWPTL agree and notify to SubCo) to make a payment to SubCo (or as SubCo directs) from the Trust Property of an amount equal to the amount of that Direct Contribution. For the avoidance of doubt, the instruction to the RT Trustee in the form attached at Appendix 1 must be signed and sent to the RT Trustee by both NWPTL and SubCo.

2.3If:

(a)	a NWPTL Payment or NWPTL Final Payment is calculated by NWPTL as having arisen under Clause 5 or Clause 6;
(b)	the amount of that payment is either finally determined under Clause 5.6 or Clause 6.10 or determined under Clause 9; and
(c)

either (i) the Bank has not elected to make a Direct Contribution pursuant to Clause 2.1, (ii) the Bank has elected to make a Direct Contribution pursuant to Clause 2.1 but has not paid the full amount of that Direct Contribution to NWPTL, or (iii) the Bank has elected to make a Direct Contribution pursuant to Clause 2.1 for less than the amount of the NWPTL Payment or NWPTL Final Payment, in each case within 15 Business Days of the amount of that payment having been finally determined under Clause 5.6 or Clause 6.10 or determined under Clause 9, the Bank and NWPTL agree that the beneficial interest of NWPTL in the Trust Property shall equal any NWPTL Payment or NWPTL Final Payment less the amount of any Direct Contribution paid to NWPTL. SubCo and NWPTL shall then, as soon as reasonably practicable, direct the RT Trustee to transfer the relevant beneficial interest in the Trust Property to NWPTL.

2.4

Any direction by SubCo to the RT Trustee to transfer a beneficial interest in the NatWest Pension Reservoir Trust to NWPTL shall be treated as a payment made on behalf of the Bank. The Bank shall pay SubCo an amount equal to the amount of any Trust Property the beneficial interest in which is transferred pursuant to Clause 2.3.

2.5	The Bank, SubCo and NWPTL agree that unless and until a NWPTL Payment or NWPTL Final Payment arises, the SubCo Share shall be 100% of the Trust Property.
2.6

Once any payment is made to NWPTL under the relevant provisions of this Payment Triggers Agreement, the amount of the Trust Property attributable to the SubCo Share and the NWPTL Share shall be adjusted to reflect the payment made.

2.7

If a SubCo Payment or SubCo Final Payment is calculated by NWPTL as having arisen under Clause 5 or Clause 6 and the amount of that payment is finally determined under Clause 5.6 or Clause 6.10 or determined under Clause 9, then the amount of the Trust Property attributable to the SubCo Share will be adjusted to reflect the payment made.

2.8

SubCo and NWPTL each covenant that they will not direct the RT Trustee to make any adjustment to the attribution of the Trust Property (in respect of the SubCo Share or NWPTL Share as appropriate) or to make a payment out of the Trust Property otherwise than in accordance with this Payment Triggers Agreement.

3.	NWPTL AND SUBCO TRIGGERS APPLYING BEFORE FINAL TEST DATE
3.1	A NWPTL Trigger applies at a Test Date if:

ResA + BuyinA < ResTPL + BuyinL + FSAL

3.2	A SubCo Trigger applies at a Test Date if:
(i)	90% or more of the SSL (excluding any value for expenses calculated in accordance with the Expense Reserve) are covered by Buy-in Contracts; and
(ii)	ResA + BuyinA + RTA > ResL + BuyinL+ Buy-in Buffer + FSAL
4.	ANNUAL TEST DATE REVIEW BEFORE FINAL TEST DATE
4.1

The first Test Date shall be 31 December 2023 (being the last day of the scheme year 1 January 2023 to 31 December 2023). Starting from the first Test Date until 31 December 2034 (or such later date as NWPTL and the Bank may agree), each year NWPTL will determine whether either a NWPTL Trigger or a SubCo Trigger applies as at the most recent Test Date.

4.2	NWPTL will complete its determination under Clause 4.1 within 60 Business Days of the signing of the Annual Accounts as at the relevant Test Date.
4.3

NWPTL will notify the Bank and SubCo as soon as reasonably practicable of the outcome of its determination under Clause 4.1 and will provide the Bank with sufficient information to enable the Bank to understand the approach taken and assess whether NWPTL’s determinations have been made in accordance with Clause 3.

4.4

If the Bank does not raise a Dispute in relation to any part of NWPTL’s determination under this Clause 4 within 30 Business Days of receipt, the Bank will be deemed to have accepted it. If the Bank does raise a Dispute to the determination within that period, then the dispute resolution process set out in Clause 9 will apply and the determination shall be concluded in accordance with that Clause. The Bank shall promptly notify SubCo of such determination.

5.	CALCULATION OF PAYMENTS TO NWPTL OR SUBCO BEFORE FINAL TEST DATE
5.1

It may be that the NWPTL Trigger is determined under Clause 4 (or Clause 9, as applicable) to have been met at two consecutive Test Dates. If so, NWPTL will calculate the NWPTL Payment by reference to the most recent Test Date within 60 Business Days of the signing of the Annual Accounts applicable to that Test Date (or if later, the date on which the NWPTL Trigger calculation is determined).

5.2

It may be that the SubCo Trigger is determined under Clause 4 (or Clause 9, as applicable) to have been met at two consecutive Test Dates. If so, NWPTL will calculate the SubCo Payment by reference to the most recent Test Date within 60 Business Days of the signing of the Annual Accounts applicable to that Test Date (or, if later, the date on which the SubCo Trigger calculation is determined).

5.3

It may be that both the NWPTL Trigger and the SubCo Trigger are determined under Clause 4 (or Clause 9, as applicable) to have been met at the relevant Test Date. If so, NWPTL will carry out the following steps (in this order):

(a)	calculate the NWPTL Payment by reference to the relevant Test Date; and
(b)

consider if the SubCo Trigger would apply on the relevant Test Date after accounting for the applicable NWPTL Payment. If so, NWPTL will calculate the SubCo Payment by reference to the relevant Test Date, but accounting for the NWPTL Payment as if it had already been made.

These calculations shall be carried out within 60 Business Days of the signing of the Annual Accounts applicable to the Test Date (or, if later, the date on which both the NWPTL Trigger and the SubCo Trigger calculations are determined).

5.4

NWPTL will notify the Bank and SubCo of the outcome of its calculations as soon as reasonably practicable after completing them and will provide the Bank with sufficient information to enable the Bank to understand the approach taken at the same time as NWPTL notifies the Bank of its determination under Clause 5.3.

5.5

If the Bank does not raise a Dispute in relation to any part of NWPTL’s determination under this Clause 5 within 30 Business Days of receipt, the Bank will be deemed to have accepted it. If the Bank does raise a Dispute to the determination within that period, then the dispute resolution process set out in Clause 9 will apply and the determination shall be concluded in accordance with that Clause. The Bank shall promptly notify SubCo of such determination.

5.6	The amount of any NWPTL Payment or SubCo Payment under this Clause 5 will be finally determined on the earlier of:
(a)	the date the Bank notifies NWPTL that it agrees the calculation;
(b)	where Clause 5.6(a) above does not apply, but the Bank does not raise a Dispute relating to NWPTL’s calculation within 30 Business Days of receipt, at close of business on that 30th Business Day; or

(c)	the date on which the calculation is determined in accordance with the dispute resolution process set out in Clause 9.

The Bank shall promptly notify SubCo of such final determination.

5.7

If either or both a NWPTL Payment or SubCo Payment has been finally determined (and, in the case of a NWPTL Payment, NWPTL has acquired a beneficial interest in an amount of the Trust Property equal to the NWPTL Payment pursuant to Clause 2.3 above), NWPTL and SubCo hereby agree to instruct the RT Trustee of the NWPTL Payment and/or SubCo Payment in the form attached at Appendix 1 (or such other form as the Bank and NWPTL agree and notify to SubCo). For the avoidance of doubt, the instruction to the RT Trustee in the form attached at Appendix 1 must be signed and sent to the RT Trustee by both of NWPTL and SubCo.

5.8

For the avoidance of doubt, a notification will not be issued to the RT Trustee by NWPTL and SubCo, and the RT Trustee will not make any payment to NWPTL or SubCo while a Dispute regarding any of NWPTL’s determinations is ongoing.

6.	CALCULATION OF FINAL PAYMENTS TO NWPTL OR SUBCO
6.1	After the Final Test Date, NWPTL will determine whether either a NWPTL Final Trigger or a SubCo Final Trigger applies as at the Final Test Date.
6.2	NWPTL will complete its determination under Clause 6.1 within 60 Business Days of the signing of the Annual Accounts as at the Final Test Date.
6.3	A NWPTL Final Trigger applies at the Final Test Date if:

ResA + BuyinA < ResL + BuyinL + FSAL

6.4	A SubCo Final Trigger applies at the Final Test Date if:

ResA + BuyinA + RTA > ResL + BuyinL+ Buy-in Buffer + FSAL

6.5

It may be that the NWPTL Final Trigger is determined under Clause 6.3 (or Clause 9, as applicable) to have been met at the Final Test Date. If so, subject to Clause 6.7, NWPTL will calculate the NWPTL Final Payment by reference to the Final Test Date within 60 Business Days of the signing of the Annual Accounts applicable to the Final Test Date (or, if later, the date on which the NWPTL Final Trigger calculation is determined).

6.6

It may be that the SubCo Final Trigger is determined under Clause 6.4 (or Clause 9, as applicable) to have been met at the Final Test Date. If so, subject to Clause 6.7, NWPTL will calculate the SubCo Final Payment by reference to the Final Test Date within 60 Business Days of the signing of the Annual Accounts applicable to the Final Test Date (or, if later, the date on which the SubCo Final Trigger calculation is determined).

6.7

It may be that both the NWPTL Final Trigger and the SubCo Final Trigger are determined under Clause 6.3 and Clause 6.4 (or Clause 9, as applicable) to have been met at the Final Test Date. If so, NWPTL will carry out the following steps (in this order):

(a)	calculate the NWPTL Final Payment by reference to the Final Test Date; and
(b)

consider if the SubCo Final Trigger would apply on the Final Test Date after accounting for the applicable NWPTL Final Payment. If so, NWPTL will calculate the SubCo Final Payment by reference to the Final Test Date, but accounting for the NWPTL Final Payment as if it had already been made.

These calculations shall be carried out within 60 Business Days of the signing of the Annual Accounts applicable to the Final Test Date (or, if later, the date on which both the NWPTL Final Trigger and the SubCo Final Trigger calculations are determined).

6.8

NWPTL will notify the Bank and SubCo of the outcome of its calculations as soon as reasonably practicable after they are complete and will provide the Bank with sufficient information to enable the Bank to understand the approach taken in respect of each of the calculations under this Clause 6.

6.9

If the Bank does not raise a Dispute in relation to any part of NWPTL’s determination under this Clause 6 within 30 Business Days of receipt, the Bank will be deemed to have accepted it. If the Bank does raise a Dispute to the determination within that period, then the dispute resolution process set out in Clause 9 will apply and the determination shall be concluded in accordance with that Clause. The Bank shall promptly notify SubCo of such final determination.

6.10	The amount of any NWPTL Payment or SubCo Payment under this Clause 6 will be finally determined on the earlier of:
(a)	the date the Bank notifies NWPTL that it agrees the calculation;
(b)

where Clause 6.10(a) above does not apply, but the Bank does not raise a Dispute in relation to NWPTL’s calculation within 30 Business Days of receipt, at close of business on that 30th Business Day; or

(c)	the date on which the calculation is determined in accordance with the dispute resolution process set out in Clause 9.

The Bank shall promptly notify SubCo of such final determination.

6.11

If either or both a NWPTL Final Payment or a SubCo Final Payment has been finally determined (and, in the case of a NWPTL Final Payment, NWPTL has acquired a beneficial interest in an amount of the Trust Property equal to the NWPTL Final Payment pursuant to Clause 2.3 above), NWPTL and SubCo hereby agree to instruct the RT Trustee as to the NWPTL Final Payment and/or SubCo Final Payment in the form attached at Appendix 1 (or such other form as the Bank and NWPTL agree and notify to SubCo). For the avoidance of doubt, the instruction to the RT Trustee in the form attached at Appendix 1 must be signed and sent to the RT Trustee by both of NWPTL and SubCo.

6.12

It may be that neither a NWPTL Final Trigger nor a SubCo Final Trigger applies at the Final Test Date or there is remaining Trust Property after the payment of a NWPTL Final Payment or a SubCo Final Payment. If so, the following will apply:

(a)

NWPTL and the Bank will seek in good faith to agree whether any further payments will be made from the NatWest Pension Reservoir Trust to NWPTL and/or SubCo (or make any other arrangements) and NWPTL and SubCo will notify the RT Trustee accordingly.

(b)

In the event that NWPTL and the Bank have not reached agreement by the date which is 18 months after the Final Test Date (unless they agree that a different date shall apply), either party may refer to a King’s Counsel agreed between them (or, in the event of their failure to agree, nominated by the Chairman of the General Council of the Bar in England and Wales) (the Agreed Person) the question as to whether some or all of the remaining Trust Property should be paid to NWPTL and the Agreed Person’s decision on that question will be final.

(c)

The Agreed Person will be instructed that, in making their decision, the Agreed Person must consider whether it is appropriate for NWPTL to receive payment of some or all of the remaining Trust Property, having regard (to the extent the Agreed Person considers appropriate) to the economic and other relevant circumstances at the time of their decision, including, without limitation, the funding position of the Main Section, the rights of beneficiaries under the Main Section, legal and regulatory requirements applicable to defined benefit occupational pension schemes, prevailing actuarial practice in the United Kingdom as to the funding of such schemes, the extent to which the Main Section is reliant on the support of the Bank and its ability to provide that support and the appropriateness of any arrangements which NWPTL has adopted or proposed to adopt relating to protection from residual or unknown risks which may arise in relation to the Main Section (as well as such other matters which the Agreed Person determines to be relevant).

(d)

Each party shall be entitled to make such submissions and provide such evidence to the Agreed Person as it considers appropriate, and to comment on and respond to the other party’s submissions and evidence. The parties will co-operate with each other and with the Agreed Person with a view to enabling the dispute to be resolved as soon as reasonably practicable, and, where practicable and acceptable to the Agreed Person, within no more than four months of the Agreed Person being appointed.

(e)	The parties will:
(i)	respond promptly to requests for information or questions from the Agreed Person and will make themselves reasonably available for any calls or meetings requested by the Agreed Person; and
(ii)	instruct any other professional adviser the Agreed Person reasonably determines is required to support the decision.
(f)

The costs of the Agreed Person (including the costs of instructing any other professional adviser the Agreed Person reasonably determines is required to support the decision) shall be met from the Trust Property and shall be deducted from the Trust Property before any payments are made in accordance with Clause 6.12(h) below.

(g)	Following the decision of the Agreed Person, the Bank will notify SubCo in writing of their decision.
(h)	If the Agreed Person has determined that any amount should be allocated to the NWPTL Share (the NWPTL Allocation) the following will apply:
(i)

The Bank may elect to make a Direct Contribution equal to or less than the amount of the NWPTL Allocation in which case the Bank will give notice in writing to NWPTL and SubCo of its election. Where the Bank makes any Direct Contribution pursuant to this Clause 6.12(h)(i), SubCo and NWPTL hereby agree to instruct the RT Trustee in the form attached at Appendix 1 (or such other form as the Bank and NWPTL agree and notify to SubCo) to make a payment to SubCo (or as SubCo directs) from the Trust Property of an amount equal to the amount of that Direct Contribution. For the avoidance of doubt, the instruction to the RT Trustee in the form attached at Appendix 1 must be signed and sent to the RT Trustee by both of NWPTL and SubCo.

(ii)

If (I) the Bank has not elected to make a Direct Contribution pursuant to Clause 6.12(h)(i), (II) the Bank has elected to make a Direct Contribution pursuant to Clause 6.12(h)(i) but has not paid the full amount of that Direct Contribution to NWPTL or (III) the Bank has elected to make a Direct Contribution pursuant to Clause 6.12(h)(i) for less than the NWPTL Allocation, in each case within 15 Business Days of the determination of the Agreed Person, then the Bank, SubCo and NWPTL agree that the beneficial interest of SubCo in the Trust Property shall equal the amount (if any) by which the NWPTL Allocation exceeds any Direct Contribution. SubCo and

NWPTL shall then as soon as reasonably practicable direct the RT Trustee in the form attached at Appendix 1 (or such other form as the Bank and NWPTL agree and notify to SubCo) to transfer the relevant beneficial interest in the Trust Property to NWPTL and to make a payment equal to that amount (if any) to NWPTL and to pay the balance of the Trust Property (if any) to SubCo. For the avoidance of doubt, the instruction to the RT Trustee in the form attached at Appendix 1 must be signed and sent to the RT Trustee by both of NWPTL and SubCo.

(i)

If the Agreed Person has determined that the amount to be allocated to NWPTL is nil, SubCo and NWPTL shall then as soon as reasonably practicable direct the RT Trustee in the form attached at Appendix 1 (or such other form as the Bank and NWPTL agree and notify to SubCo) to pay the Trust Property to SubCo.

6.13

Subject to Clause 8.1, until NWPTL and the Bank reach an agreement in accordance with Clause 6.12 (or the Agreed Person has made their decision for the purposes of that Clause, if later), the parties agree that the NatWest Pension Reservoir Trust will not terminate.

6.14

For the avoidance of doubt, unless the parties agree otherwise, a notification will not be issued to the RT Trustee by NWPTL and SubCo and the RT Trustee will not make any payment to NWPTL or SubCo while a Dispute regarding any of NWPTL’s (or, if Clause 9.1 applies, the Bank’s) determinations is ongoing, or while a dispute between any of the parties as to whether a Tax Liability has arisen under Clauses 14.1 to 14.3 (or as to the amount of that Tax Liability) is ongoing.

7.	OCCURRENCE OF A RELEVANT EVENT WHERE THE MAIN SECTION HAS NOT PREVIOUSLY BEEN TERMINATED
7.1

This Clause 7 applies where there is a Relevant Event in relation to the Bank and termination and winding up of the Main Section has not occurred prior to such Relevant Event (but for the avoidance of doubt, where such termination is caused by the Relevant Event, this Clause 7 does apply).

7.2	The Bank will notify SubCo and NWPTL as soon as practicable after a Relevant Event occurs in relation to it.
7.3

The provisions of Clauses 2 to 6 will cease to apply with effect from a Relevant Event and no further payments will be made from the NatWest Pension Reservoir Trust to either NWPTL or SubCo except (a) as described in this Clause 7 and (b) any amount which NWPTL and/or SubCo have previously notified as a NWPTL Payment or a NWPTL Final Payment, and where NWPTL has acquired a beneficial interest in an amount of the Trust Property equal to the NWPTL Payment or the NWPTL Final Payment (as appropriate) pursuant to Clause 2.3 if and to the extent that part or all of such NWPTL Payment or NWPTL Final Payment has not yet been paid to NWPTL. For the purposes of this Clause 7.3 only, NWPTL shall be deemed to have acquired such beneficial interest if the Bank has not made a payment to the Main Section by the day immediately prior to the relevant date, regardless of whether the period of 15 Business Days referred to in Clause 2.3 has expired.

7.4	NWPTL will procure that the Scheme Actuary calculates and certifies the Section 75 Debt (if any) which arises by reason of the Relevant Event.
7.5

If the Section 75 Debt is greater than nil, NWPTL will also procure that the Scheme Actuary calculates the amount which would have been the Section 75 Debt if the S75 Liabilities had excluded Discretionary Increase Liabilities. This is the Adjusted S75 Amount. If the Section 75 Debt is nil, NWPTL and the Bank also agree that the Adjusted S75 Amount is nil.

7.6	These calculations will be carried out within 120 Business Days of the Relevant Event (or such longer period as the Bank and NWPTL agree).

7.7	NWPTL will notify SubCo and the Bank of the outcome of the Scheme Actuary’s calculations and will provide the Bank with sufficient information to enable the Bank to understand the approach taken.
7.8	Once the Adjusted S75 Amount has been determined and notified in accordance with Clause 7.7:
(a)

NWPTL and SubCo hereby agree to instruct the RT Trustee in the form attached at Appendix 1 (or such other form as the Bank and NWPTL agree and notify to SubCo) (for the purposes of this Clause 7.8, the RT Winding Up Instruction) that a payment is to be made to SubCo equal to all the Trust Property, less (a) any expenses of the NatWest Pension Reservoir Trust which have fallen due but have not yet been paid; and (b) an amount in respect of the RT Trustee’s reasonable estimate of its expenses of winding up the NatWest Pension Reservoir Trust (the Retained Amount).

(b)

In the event that the RT Trustee notifies NWPTL and SubCo that the Retained Amount has or will exceed the amount required, NWPTL and SubCo will make a further instruction to the RT Trustee directing the RT Trustee to pay such remaining assets to SubCo in the form attached at Appendix 1 (or such other form as the Bank and NWPTL agree and notify to SubCo) (the Further Winding Up Instruction).

(c)

Except as described in Clause 7.8(d), for the avoidance of doubt, the RT Winding Up Instruction and the Further RT Winding Up Instruction to the RT Trustee must be signed and sent to the RT Trustee by both of NWPTL and SubCo.

(d)

If the RT Winding Up Instruction has not been signed by SubCo and delivered to the RT Trustee within 25 Business Days of the Bank receiving notice of the Adjusted S75 Amount in accordance with Clause 7.7 or if the Further RT Winding Up Instruction has not been signed by SubCo and delivered to the RT Trustee within 25 Business Days of the notification as described at Clause 7.8(b), the parties agree that SubCo will be deemed to have approved the RT Winding Up Instruction or the Further RT Winding Up Instruction and agreed the payment instructed therein and NWPTL can sign and send the RT Winding Up Instruction or the Further RT Winding Up Instruction to the RT Trustee (and it need not also be signed by SubCo).

7.9	If the Adjusted S75 Amount is greater than nil, SubCo will pay to NWPTL, no more than ten Business Days after it is notified in accordance with Clause 7.7, the lower of:
(a)	the Adjusted S75 Amount; and
(b)	the assets which SubCo has received from the NatWest Pension Reservoir Trust following notification to the RT Trustee under Clause 7.8.

The payment described in this Clause 7.9 is the Final SubCo Obligation. Any payment made under this Clause 7.9 shall be treated as a payment made by SubCo on behalf of the Bank.

7.10

Until SubCo has made the payment described at Clause 7.9 then, unless the Adjusted S75 Amount is nil, SubCo may not pay any amounts received following notification to the RT Trustee under Clause 7.8 to the Bank or any company associated with the Bank (whether by dividend or otherwise).

7.11

In the event that the Bank exercises its rights under Clause 9.1, references to the Section 75 Debt being “certified” are to be read as references to the amount which the person carrying out the calculations would have certified if they had been the Scheme Actuary. For the avoidance of doubt, the Bank’s calculations will only apply for the purposes of calculating any payment due from SubCo to the Main Section under this Clause 7 (and the actual Section 75 Debt due from the Bank to the Main Section will still be calculated in accordance with legislation and certified by the Scheme Actuary).

8.	TERMINATION AND WINDING UP OF THE MAIN SECTION
8.1

If the Main Section is terminated and commences winding up under any applicable statutory provision (including, without limitation, where the Pensions Regulator makes an order to wind up the Main Section under Section 11 of the Pensions Act 1995) or in accordance with the Rules other than, in either case, by reason of a Relevant Event in relation to the Bank, subject to Clause 8.6, but notwithstanding any other provision of this Payment Triggers Agreement, Clauses 8.2 to 8.5 will apply.

8.2

NWPTL will procure that the Scheme Actuary calculates the Adjusted S75 Amount as described in Clauses 7.4 and 7.5 except that the Section 75 Debt will be calculated as at the date of termination on the assumption that the Section 75 Debt was triggered on that date (or as at such later date as such Section 75 Debt arises). These calculations will be carried out within 120 Business Days of the termination date (or such longer period as the Bank and NWPTL agree). Clauses 7.8 and 7.10 will apply in respect of these calculations.

8.3	Once any such Adjusted S75 Amount has been determined and notified under Clause 7.7, and if the Adjusted S75 Amount is greater than nil:
(a)

The Bank may elect to make a Direct Contribution equal to or less than the amount of the Adjusted S75 Amount in which case the Bank will give notice in writing to NWPTL and SubCo of its election. Where the Bank makes any Direct Contribution pursuant to this Clause 8.3(a), SubCo and NWPTL hereby agree to instruct the RT Trustee in the form attached at Appendix 1 (or such other form as the Bank and NWPTL agree and notify to SubCo) to make a payment to SubCo (or as SubCo directs) from the Trust Property of an amount equal to the amount of that Direct Contribution. For the avoidance of doubt, the notification to the RT Trustee in the form attached at Appendix 1 must be signed and sent to the RT Trustee by both of NWPTL and SubCo.

(b)

If (i) the Bank has not elected to make a Direct Contribution pursuant to Clause 8.3(a), (ii) the Bank has elected to make a Direct Contribution pursuant to Clause 8.3(a) but has not paid the full amount of that Direct Contribution to NWPTL, or (iii) the Bank has elected to make a Direct Contribution pursuant to Clause 8.3(a) for less than the amount of the Adjusted S75 Amount, in each case within 15 Business Days of the determination of the Adjusted S75 Amount (or where the amount of the Direct Contribution is less than the Adjusted S75 Amount), then the Bank, SubCo and NWPTL agree that Clauses 8.4 and 8.5 will apply.

8.4

Where this Clause 8.4 applies, NWPTL, SubCo and the Bank hereby agree that the NWPTL Share will be adjusted as at the date of termination to equal the amount of any Adjusted S75 Amount as at that date (or as at such later date as such Section 75 Debt actually arises) (or, if the Bank has paid a Direct Contribution, that Adjusted S75 Amount less any Direct Contribution). SubCo and NWPTL hereby agree to instruct the RT Trustee in the form attached at Appendix 1 (or such other form as the Bank and NWPTL agree and notify to SubCo) to transfer the relevant beneficial interest to the NWPTL Share. For the avoidance of doubt, the instruction to the RT Trustee in the form attached at Appendix 1 must be signed and sent to the RT Trustee by both of NWPTL and SubCo.

8.5

SubCo and NWPTL will then direct the RT Trustee to pay all remaining Trust Property to SubCo (or as it directs) and/or NWPTL in respect of the SubCo Share and NWPTL Share as appropriate. SubCo and NWPTL agree to notify the RT Trustee accordingly in the form attached at Appendix 1 (or such other form as the Bank and NWPTL agree and notify to SubCo). For the avoidance of doubt, the instruction to the RT Trustee in the form attached at Appendix 1 must be signed and sent to the RT Trustee by both of NWPTL and SubCo.

8.6

However, in the event that a Relevant Event occurs in relation to the Bank after the termination and winding up of the Main Section has commenced but before any Section 75 Debt has become due from the Bank as a result and before any payment has been made under Clause 8.3, then this Clause 8.6 will apply.

(a)	Clauses 8.1 to 8.5 shall cease to have effect and the parties shall take all necessary steps to undo the adjustment of the NWPTL Share described in Clause 8.4; and
(b)

Clause 7 will apply except that the Section 75 Debt and Adjusted S75 Amount for the purposes of Clause 7 will be calculated as at the Relevant Event or, if earlier, as at the date following commencement of winding up of the Main Section designated by NWPTL for the purposes of S75 (2) (b) of the 1995 Act.

9.	BANK STEP IN AND DISPUTE RESOLUTION
9.1	It may be that NWPTL does not:
(a)

complete its determinations and/or calculations within 60 Business Days in accordance with Clauses 4, 5 or 6 and such determinations and/or calculations remain outstanding after a further 30 Business Days. If so, the Bank may instead complete the determinations and/or calculations in accordance with Clauses 4, 5 or 6 and obligations as to notifications and acceptance of outcomes shall apply as if the Bank were NWPTL and vice versa;

(b)

within 60 Business Days instruct the Scheme Actuary to calculate and certify the Section 75 Debt or Adjusted Section 75 Debt (if any) in accordance with Clauses 7 or 8 and such instruction remains outstanding after a further 30 Business Days.  If so, the Bank may instead complete the determinations and/or calculations in accordance with Clauses 7 or 8 and obligations as to notifications and acceptance of outcomes shall apply as if the Bank were NWPTL and vice versa (but subject to Clause 7.11).

9.2

Where a determination or calculation is carried out by the Bank or NWPTL under this Payment Triggers Agreement but the other person believes that the calculation contains an error, is not consistent with the terms of this Payment Triggers Agreement or is not reasonable, that other person may raise a dispute in relation to that calculation (a Dispute). For the avoidance of doubt, a Dispute cannot be raised in relation to any aspect of a determination or calculation which relates to an actuarial or other assumption or method which is consistent with this Payment Triggers Agreement and which is one of a number of reasonable assumptions or methods which could be used in the relevant circumstances, but where the other party wishes to use an alternative assumption or method.

9.3

If either the Bank or NWPTL raises a Dispute relating to the other’s determinations or calculations as required by this Payment Triggers Agreement, the Bank and NWPTL will work together in good faith to resolve the Dispute.

9.4

If, however, agreement in respect of the Dispute has not been reached within 60 Business Days of notification of that Dispute by the disputing party to the other party, the Bank will refer the matter to an independent actuary agreed between the Bank and NWPTL (or, in the event of their failure to agree, nominated by the President for the time being of the Institute and Faculty of Actuaries) whose decision as to such determination or calculation shall be final. The parties shall co-operate with the independent actuary with a view to reaching a determination as soon as reasonably practicable (including instructing any other professional adviser the independent actuary determines is required to support the determination).

9.5

This Clause 9.5 applies if any party notifies the other parties and the RT Trustee that it disputes whether there is a Tax Liability of the kind mentioned in Clauses 14.1 to 14.3 or disputes the amount of any such Tax Liability. If so, the parties will work together in good faith to resolve the dispute and agree how the provisions of this Payment Triggers Agreement will apply. However, if agreement has not been reached within 60 Business Days of notification of that dispute, then Clause 9.4 shall apply, except that references to an independent actuary shall be replaced by reference to a King’s Counsel and reference to the President of the Institute and Faculty of Actuaries shall be replaced by reference to the Chairman of the General Council of the Bar in England and Wales. The parties acknowledge that the decision of such person will not be binding on HMRC.

10.	BUY-IN BUFFER

The Bank and NWPTL shall work together to agree an appropriate level of Buy-in Buffer in conjunction with the actuarial valuation as at 31 December 2026 for the Main Section and alongside each successive triennial valuation, taking account of any changes to the Main Section’s residual risks at that time. For the avoidance of doubt, calculation of the Buy-in Buffer shall be for the purposes of this Payment Triggers Agreement and shall not restrict NWPTL’s ability to determine any other buffer within the Main Section.

11.	INVESTMENT OF TRUST PROPERTY
11.1

Prior to payment of the first Distribution Linked Contribution by SubCo into the NatWest Pension Reservoir Trust, SubCo and NWPTL will use all reasonable endeavours to agree and document a set of investment principles to govern the investment of the Trust Property (the Investment Principles). Those Investment Principles shall set out agreement on the types of assets the Trust Property is to be invested in, the approximate split between those types of assets and details of any assets, institution or counterparty which, for regulatory purposes, the Bank has notified SubCo and NWPTL that it is not able to permit the Trust Property to be invested in.

11.2

NWPTL and SubCo agree to jointly direct the RT Trustee, in accordance with the terms of the Trust Deed, as to the asset classes in which the Trust Property can be invested on a basis which is consistent with the Investment Principles.

11.3

It is acknowledged that under the terms of the Trust Deed, NWPTL has the power to direct the RT Trustee as to the investment of the Trust Property within the asset classes set out or otherwise provided for under the Trust Deed. NWPTL shall not give any such direction to the RT Trustee in relation to the Trust Property where that direction would be inconsistent with the Investment Principles prevailing at the relevant time. In directing the RT Trustee, NWPTL will take into account any payments to be made from the NatWest Pension Reservoir Trust to the Beneficiaries and the need to have cash available to fund them, and will use reasonable endeavours to direct the RT Trustee in a way which minimises the likelihood of a Beneficiary incurring Tax as a result of any divestment or minimises the amount of any such Tax to the extent that SubCo has notified NWPTL of the potential impact of any Tax and the specific asset classes that will be subject to any Tax charges to SubCo.

11.4

SubCo and NWPTL will keep the Investment Principles under regular review and can amend the Investment Principles by agreement at any time. In the event that SubCo and NWPTL agree any change to the Investment Principles, NWPTL shall as soon as reasonably practicable thereafter give such direction to the RT Trustee as it considers appropriate (if any) in order to ensure that the investment of the Trust Property is in line with the amended Investment Principles.

11.5	Pending agreement of the Investment Principles, or where any Trust Property is not covered by the Investment Principles, the Trust Property shall be held in a bank account set up by the RT Trustee.
11.6	SubCo will obtain the consent of the Bank to the exercise of each of its powers under this Clause 11 (and Clause 22.2 will apply).

12.	NO DOUBLE COUNTING IN RESPECT OF DEFICIT AND OTHER CONTRIBUTIONS UNDER A SCHEDULE OF CONTRIBUTIONS
12.1

NWPTL and the Bank agree that the intention is that any deficit under the Main Section in respect of its TP Liabilities will be made good in due course by any NWPTL Payments or NWPTL Final Payments under this Payment Triggers Agreement.

12.2

However, notwithstanding the intention under Clause 12.1, if the Bank makes a contribution to the Main Section in accordance with a Schedule of Contributions, the Bank and NWPTL agree that SubCo and NWPTL may direct the RT Trustee in the form attached at Appendix 1 (or such other form as SubCo and NWPTL agree) to make a payment to SubCo (or as it directs) of an amount equal to any such Bank contribution then made to the Main Section. The amount of the Trust Property attributable to the SubCo Share will be adjusted accordingly.

12.3

However, unless otherwise agreed between the Bank and NWPTL, Clause 12.2 shall not include any payment to the Main Section in respect of expenses, future service, APeCs and augmentations (in accordance with a Schedule of Contributions) and any mitigation payment in relation to any covenant or other event relating to the Bank or any payment under the terms of any investment or service contract between the Bank and NWPTL.

12.4

Where under this Payment Triggers Agreement a sum is to be paid to NWPTL calculated by reference to a Section 75 Debt, NWPTL confirms that it will accept that payment in full or partial settlement (as applicable) of any actual debt due from the Bank to NWPTL in relation to the Main Section under Section 75 of the Pensions Act 1995.

13.	TERMINATION

This Payment Triggers Agreement will terminate on the termination and final winding up of the NatWest Pension Reservoir Trust or on such other date as may be agreed in writing by NWPTL and the Bank, except that:

(a)	Clause 7 will remain in force until such time as SubCo has complied with its obligations under Clause 7.9; and
(b)

if Clause 8.6 applies immediately before the time when this Payment Triggers Agreement would otherwise terminate, that Clause and the provisions of Clause 7 referred to in it will remain in force until such time as SubCo has complied with its obligations under Clause 7.9.

14.	TAXATION
14.1	This Clause 14.1 applies if the RT Trustee has notified SubCo and the Bank that the Trust Property has been reduced by reason of any of the following:
(a)	a Tax Liability chargeable on the assets of the NatWest Pension Reservoir Trust and which has been paid by the RT Trustee from the Trust Property;
(b)	a Tax Liability arising against the RT Trustee or NWPTL on income and gains on the Trust Property and which has been paid by the RT Trustee from Trust Property; or
(c)

any transfer of beneficial interest in the NatWest Pension Reservoir Trust to NWPTL under Clause 2 which gave rise to a tax charge against NWPTL or against the RT Trustee which has been paid from the Trust Property, and in each case where Clause 14.3 does not apply.

If this Clause 14.1 applies, (subject to Clause 14.3), SubCo will, as soon as reasonably practicable after receiving such notification, make a payment into the NatWest Pension Reservoir Trust equal to the relevant reduction in the Trust Property.

14.2	This Clause 14.2 applies if NWPTL notifies SubCo and the Bank that it has paid Tax from the assets of the Main Section where such liability to Tax arises:
(a)	on any transfer of beneficial interest in the NatWest Pension Reservoir Trust to NWPTL; or
(b)	on any income and gains on the Trust Property; or
(c)	on receipt by NWPTL or of the Main Section of any payments from the NatWest Pension Reservoir Trust.

If this Clause 14.2 applies, NWPTL will provide evidence to the Bank of the amount paid and an explanation as to the reasons why NWPTL concluded the Tax was due and payable, and the Bank will, as soon as reasonably practicable after receiving such notification, make a payment into the Main Section equal to the Tax paid.

14.3	If the RT Trustee has notified the Beneficiaries that it will be required to make a Tax Deduction from a payment (the Specific Payment) to NWPTL, the following will apply:
(a)

The Bank may at its option no later than 15 Business Days after such notification, notify the Beneficiaries that it will make a payment equal to the Top Up Amount in relation to that Specific Payment to NWPTL. If it does so, SubCo will notify the RT Trustee in writing that Clause 12(d)(ii) of the Trust Deed does not apply in relation to that Specific Payment.

(b)

If the Bank does give such notice but fails to make the payment of the Top Up Amount (or any part of it) to NWPTL within 15 Business Days of doing so then SubCo will promptly revoke the notice which is referred to at Clause 14.3(a) and Clause 14.3(c) or 14.3(d) shall apply (as appropriate).

(c)

If the Specific Payment has already been made to NWPTL and a Tax Deduction applied, SubCo and NWPTL will direct the RT Trustee in the form attached at Appendix 1 (or such other form as the Bank and NWPTL agree and notify to SubCo) to make a further payment to NWPTL equal to the Top Up Amount in relation to that Specific Payment less any payment made by the Bank under Clause 14.3(a) in relation to that Specific Payment. SubCo will, as soon as reasonably practicable after such payment is made, make a payment into the NatWest Pension Reservoir Trust equal to the further payment made by the RT Trustee to NWPTL under this Clause 14.3(c).

(d)

If the Specific Payment has not been made to NWPTL, SubCo will direct the RT Trustee that Clause 12(d) of the Trust Deed shall apply save that the Gross Up Amount under Clause 12(d) of the Trust Deed will be reduced to take account of any payment made by the Bank to NWPTL under Clause 14.3(a) in relation to that Specific Payment. SubCo will, as soon as practicable after payment is made to NWPTL under Clause 12(d) of the Trust Deed make a payment into the NatWest Pension Reservoir Trust equal to the Gross Up Amount paid under that Clause 12(d).

14.4

SubCo shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made from any payment by SubCo to the NatWest Reservoir Trust, SubCo will increase the amount of such payment so that the total amount received by the NatWest Pension Reservoir Trust is equal to the amount which would have been received if there had been no Tax Deduction.

14.5

No party to this Payment Triggers Agreement shall be entitled to recover damages or obtain recovery, payment or reimbursement under this Payment Triggers Agreement to the extent that such party has already obtained (and retained) recovery, payment or reimbursement in respect of the same matter under this Payment Triggers Agreement or the Trust Deed.

14.6	The Bank and NWPTL agree that this Clause 14, when taken in conjunction with Clause 12 of the Trust Deed, meet the requirements set out in Clause 3 of the 2023 FA.
15.	REIMBURSEMENT
15.1

This Clause 15 applies if the RT Trustee notifies SubCo, NWPTL and the Bank in writing that it has made a payment from Trust Property to an Indemnified Person under Clause 12 of the Trust Deed other than where the payment is in respect of:

(a)	any Tax Liability; or
(b)	the reasonably incurred costs, fees and expenses of the Indemnified Person.
15.2

If this Clause 15 applies, SubCo will, as soon as reasonably practicable after receiving such notification, make a payment into the NatWest Pension Reservoir Trust equal to the lower of (i) the relevant amount paid from Trust Property to the Indemnified Person or (ii) the Maximum Amount applicable at that time.

16.	OBLIGATIONS UNDER CLAUSES 14 AND 15
16.1	The maximum liability of the Bank and SubCo under both of Clause 14 and 15 shall not exceed the Maximum Amount applicable at the time of any claim for payment under Clause 14 or 15.
16.2	The Bank will procure that SubCo has sufficient assets to meet its obligations under Clauses 14 and 15.
17.	MATERIAL ADVERSE TAX EVENT
17.1

If the Bank suffers a Material Adverse Tax Event, the parties shall, at the Bank’s request, discuss in good faith any proposals put forward by the Bank for mitigating such Material Adverse Tax Event and shall use reasonable efforts to agree and implement such proposals (as they may be amended following such discussions).

17.2	Nothing in this Clause 17 requires any party to take any action which would be materially prejudicial to its interests, taking into account their interests under the NatWest Pension Reservoir Trust.
18.	RELEVANT EVENT OF THE BANK
18.1

In the event that a Relevant Event occurs in respect of the Bank, the parties agree that all powers, rights and discretions of the Bank under this Payment Triggers Agreement shall immediately vest in and be exercisable solely by SubCo, and any requirement for SubCo to consent with or obtain the consent of the Bank to any matter shall immediately cease to apply.

18.2	For the avoidance of doubt, nothing in this Clause 18 requires SubCo to make payments to the Main Section which would under Clause 14 have been payable by the Bank.

19.	SUBCO’S FUNCTIONS UNDER THE TRUST DEED

SubCo covenants with the Bank and NWPTL that it will exercise its rights, powers, discretions and obligations under the Trust Deed in a manner which gives effect to its own rights and obligations, and those of the Bank, under this Payment Triggers Agreement.

20.	ASSIGNMENT ETC
20.1	No party may, without the prior written consent of the other parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of this Payment Triggers Agreement.
20.2	SubCo will obtain the consent of the Bank prior to agreeing to permit the RT Trustee to assign, transfer, or otherwise dispose of any interest, legal or equitable, in the Trust Property.
20.3	SubCo will obtain the consent of the Bank prior to agreeing to permit the RT Trustee to mortgage, charge, pledge or give any right of recourse against all or part of the Trust Property.
21.	ACTIONS OF RT TRUSTEE
21.1	SubCo will obtain the Bank’s consent prior to:
(a)	agreeing to the RT Trustee’s delegation of any of its functions under the Trust Deed;
(b)	agreeing with the RT Trustee that it may act in breach of the Trust Deed or outside its capacity or outside the authorities set out in the Trust Deed;
(c)	directing the RT Trustee to prosecute or defend any legal or other proceedings anywhere in the world at the cost of the Trust Property;
(d)	agreeing to payment out of the NatWest Pension Reservoir Trust other than in cash;
(e)	agreeing to extend the asset classes in which Trust Property may be invested; or
(f)	agreeing to vary the Trust Deed in any manner where such decision is not reserved to the shareholders of SubCo under its articles of association.
21.2	SubCo will consult with the Bank before directing any payment due to SubCo under the Trust Deed to be paid to any other person.
22.	REQUIREMENTS FOR SUBCO TO OBTAIN THE BANK’S CONSENT OR TO CONSULT THE BANK
22.1

Where this Payment Triggers Agreement requires SubCo to obtain the consent of the Bank to any matter, the Bank may notify the other parties in writing that with effect from the date specified in the notice it requires SubCo to consult with the Bank regarding any such matter rather than to obtain the Bank’s consent.

22.2

Where this Payment Triggers Agreement requires SubCo to obtain the consent of the Bank to any matter or to consult the Bank on any matter, neither NWPTL nor the RT Trustee shall be required to verify whether such consent has been obtained or such consultation has taken place and each may assume that SubCo has complied with the applicable requirements prior to making any decision for the purposes of this Payment Triggers Agreement. Any failure by SubCo to obtain the consent of the Bank or consult the Bank on any matter will not invalidate any decision taken for the purposes of this Payment Triggers Agreement (but, for the avoidance of doubt, nothing in this Clause 22 shall remove any requirement for the Bank’s consent as to decisions which under this Payment Triggers Agreement, require the consent of the Bank but not of SubCo).

23.	ENTIRE AGREEMENT

This Payment Triggers Agreement, the OMA, the charge referred to in Recital (G), the Investment Principles and the Trust Deed contain the entire agreement between the parties (in each case, in so far only as any party is party to such document) relating to the transactions contemplated by this Payment Triggers Agreement and supersede all previous agreements between the parties relating to these. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this Payment Triggers Agreement.

24.	FURTHER ASSURANCES

The parties agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or desirable to give full effect to the arrangements contemplated by this Payment Triggers Agreement.

25.	SEVERABILITY

Where any provision in or obligation under this Payment Triggers Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations under this Payment Triggers Agreement, or of such provision or obligation in any other jurisdiction, shall not be affected or impaired thereby.

26.	COUNTERPARTS

This Payment Triggers Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this Payment Triggers Agreement by executing a counterpart.

27.	THIRD PARTY RIGHTS

A person who is not a party to this Payment Triggers Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.

28.	NOTICES
28.1

Any notice or other communication to be given under this Payment Triggers Agreement must be in writing (which includes electronic mail (subject to Clause 28.2 below)) and may be delivered or sent by post or electronic mail to the party to be served at its address appearing in this Payment Triggers Agreement as follows, or in case of notice by electronic mail, in accordance with Clause 28.2 below:

(a) to the RT Trustee at:	(b)to the Bank at:	(c)to NWPTL at:	(d) to SubCo at:

8th Floor, 100 Bishopsgate, London EC2N 4AG, England Attention: The Manager, Commercial Trusts – TC 205204	RBS Gogarburn, Edinburgh EH12 1HQ Attention: Mark Chadwick, Head of Benefits, Pensions and Wellbeing, NatWest Group	RBS Gogarburn, Edinburgh EH12 1HQ Attention: Wendy Tavendale, Scheme Secretary, NatWest Group Pension Fund	250 Bishopsgate, London, EC2M 4AA Attention: LG&RA Company Secretariat

or at such other address as a party may have notified to the other parties in accordance with this Clause 28. Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post.

28.2	Notices under this Payment Triggers Agreement may be sent by one party to the other party by use of electronic mail (e-mail). E-mail notices shall be sent:

(a) to the RT Trustee at:	(b)to the Bank at:	(c)to NWPTL at:	(d)to SubCo at:

Email: legal.notices@lawdeb.com	E-mail: mark.chadwick@natwest.com	E-mail: wendy.tavendale@natwest.com	FM-001960@rbos.co.uk

or at such other e-mail address as a party may have notified to the other parties in accordance with this Clause 28.

28.3	Any notice or other formal communication shall be deemed to have been given:
(a)	if delivered, at the time of delivery; or
(b)	if posted, at 10.00 a.m. on the second Business Day after it was put into the post; or
(c)	if sent by e-mail, upon receipt.
28.4

In proving service of a notice or other formal communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid first class recorded delivery post or by prepaid airmail, or (as the case may be) that the e-mail was properly addressed and transmitted by the sender’s server into the network and there was no apparent error in the operation of the sender’s e-mail system.

28.5

This Clause 28 shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Payment Triggers Agreement.

29.	GOVERNING LAW AND SUBMISSION TO JURISDICTION
29.1	This Payment Triggers Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, the laws of England and Wales.
29.2

Except where (i) either party has made a reference to a King’s Counsel for the purposes of Clause 6.12 or (ii) Clause 9 applies to a Dispute, each party agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute (including, without limitation, claims for set-off and counterclaim) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by or pursuant to this Payment Triggers Agreement, and for such purposes irrevocably submits to the jurisdiction of the courts of England and Wales.

29.3	Each of the parties:
(a)

waives any objection to the choice of or submission to the courts of England and Wales on the grounds of forum non conveniens or otherwise as regards proceedings in connection with this Payment Triggers Agreement; and

(b)

agrees that a judgment, declaration or order (whether interim or final) of a court of England or Wales is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

30.	VARIATION

Any variation of this Payment Triggers Agreement shall not be binding on the parties unless set out in writing, expressed to vary this Payment Triggers Agreement, and signed by authorised representatives of each of the Bank, SubCo and NWPTL. If any party or parties notify the other parties or party that any proposed amendment is required by reason of legal or regulatory requirements applicable to it, the other party or parties will not unreasonably withhold or delay consent to such amendment. The parties will give notice of any such variation to the RT Trustee.

IN WITNESS of which this Payment Triggers Agreement has been executed as a deed and has been delivered on the date stated at the beginning of this Payment Triggers Agreement.

SIGNATORIES

EXECUTED as a deed by NATIONAL WESTMINSTER BANK PLC		) ) )
acting by Katie Murray, a director		)	/s/ Katie Murray
		)	Director
in the presence of:		)

Witness’s Signature:	/s/ Peter Norton
Name of witness: Peter Norton

EXECUTED as a deed by NATWEST PENSION TRUSTEE LIMITED acting by Joanna Matthews, duly authorised by CAPITAL CRANFIELD PENSION TRUSTEES LIMITED to sign on its behalf as director of NATWEST PENSION TRUSTEE LIMITED and Wendy Tavendale, its secretary

		) ) ) ) )	/s/ Joanna Matthews Director
)
		) )	/s/ Wendy Tavendale Secretary

EXECUTED as a deed by NATWEST RT HOLDINGS LIMITED acting by Mark Chadwick, a director		) ) ) ) )	/s/ Mark Chadwick Director
)
in the presence of:		)

Witness’s Signature:	/s/ Arife Aktan
Name of witness: Arife Aktan

APPENDIX 1

AGREED FORM OF INSTRUCTION TO RT TRUSTEE

To: The Law Debenture Trust Corporation p.l.c. as trustee of the NatWest Pension Reservoir Trust (RT Trustee)

[DATE]

Dear Sirs

Payment instruction in relation to the NatWest Pension Reservoir Trust

We refer to the NatWest Pension Reservoir Trust, which is governed by a trust deed dated [DATE] (the Trust Deed) and the Payment Triggers Agreement between National Westminster Bank Plc, NatWest RT Holdings Limited (SubCo) and NatWest Pension Trustee Limited dated [DATE] (the Payment Triggers Agreement). Capitalised terms defined in the Trust Deed and Payment Triggers Agreement have, unless they are expressly defined in this letter, the same meaning in this letter.

Under the Trust Deed, the Beneficiaries of the NatWest Pension Reservoir Trust may, in accordance with the Payment Triggers Agreement, direct the RT Trustee to [adjust the amount of NWPTL’s beneficial interest and the NWPTL Share of the NatWest Pension Reservoir Trust and] make a payment out of the Trust Property (in respect of the SubCo Share or NWPTL Share as appropriate) to SubCo (or as it directs) or NWPTL.

Furthermore, under the Payment Triggers Agreement, if such a payment is made, SubCo and NWPTL agree that their sole beneficial interests in the Trust Property (being the values of the SubCo Share and the NWPTL Share) shall be adjusted accordingly.

In accordance with the Trust Deed and the Payment Triggers Agreement, we hereby instruct you that [a NWPTL Payment/SubCo Payment/NWPTL Final Payment/SubCo Final Payment/any other payment agreed in accordance with the Payment Triggers Agreement] [delete as appropriate] has arisen in the sum of [GBP xxx].

We instruct you to allocate the above amount to the NWPTL Share and to adjust the value of the SubCo Share accordingly in respect of the SubCo and NWPTL sole beneficial interests in the Trust Property.

We [also] instruct you to pay out of the NatWest Pension Reservoir Trust the sum of GBP [●] to [SubCo’s account: account no: [●], sort code: [●], reference [●] (or such other account as SubCo may notify to you for this purpose)] / [NWPTL’s account: account number: [●], sort code: [●], reference [●]] and further reflect this payment in the values of the SubCo Share and NWPTL Share.

We confirm that the amount of [the adjustment to the NWPTL Share and the amount of] the payment directed by this notice has been agreed (or deemed agreed) by the Beneficiaries or been finally determined under the dispute resolution mechanism set out in the Payment Triggers Agreement.

Yours faithfully

...............................

Duly authorised signatory on behalf of NatWest Pension Trustee Limited

...............................

Duly authorised signatory on behalf of NatWest RT Holdings Limited